SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    THE CAMPBELL MULTI-STRATEGY TRUST


Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                THE CAMPBELL MULTI-STRATEGY TRUST
                210 West Pennsylvania Avenue, Suite 770
                Towson, Maryland 21204

Telephone Number (including area code):  (410) 296-3301

Name and Address of Agent for Service of Process:

                Bruce L. Cleland
                c/o The Campbell Multi-Strategy Trust
                210 West Pennsylvania Avenue, Suite 770
                Towson, Maryland 21204

Check Appropriate Box:

                Registrant is filing a Registration Statement pursuant to
                Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES |X|                                            NO |_|

                                  SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Towson and the State of Maryland on the 29th day of August, 2005.




                                    THE CAMPBELL MULTI-STRATEGY TRUST




                                    By:     /s/ Bruce L. Cleland
                                        -------------------------------------
                                         Name:  Bruce L. Cleland
                                         Title: President





Attest:    /s/ Craig A. Weynand
        ------------------------------
        Name:  Craig A. Weynand
        Title: Secretary